EXHIBIT 4K
              FOURTH AMENDMENT TO CREDIT AGREEMENT

     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT is made and
entered into effective as of the  7  day of     April      ,
1997, by and between Sealright Co., Inc., a Delaware corporation ( Sealright ), and UMB Bank, n.a., f/k/a United Missouri Bank, n.a, a national banking association ( Bank ).

     WHEREAS, Sealright and Bank entered into a Credit Agreement (the Agreement ) dated as of October 22, 1991, the terms of which were modified and amended by an Amendment to Credit Agreement dated as of August 5, 1991, a Second Amendment to Credit Agreement dated as of December 20, 1994, a Third Amendment to Credit Agreement dated as of December 1, 1995, a letter agreement dated January 24, 1996, and a letter agreement dated February 27, 1997 (the Agreement, as thereby modified and amended, hereinafter the Credit Agreement ); and

     WHEREAS, Sealright has requested that the Bank issue one or more letters of credit on its account; and

     WHEREAS, the Bank is willing, on the terms set forth herein, to grant such request .
     NOW, THEREFORE, in consideration of the mutual agreements of the parties hereto, and for other good and valuable consideration, the receipt of which is hereby acknowledge, the parties mutually agree as follows:

     1. A new Section 1.41 is hereby added to the Credit Agreement to read as follows:

           The term Loans means all loans outstanding under the Revolving Credit.

          2. Section 2 of the Credit Agreement is hereby deleted and replaced in its entirely with the following:

           2. THE REVOLVING CREDIT/ ISSUANCE OF LETTERS OF CREDIT. Subject to all of the terms and conditions hereof, and so long as there shall exist no Default, on such dates as Sealright may request (which are called Closing Dates ), the Bank will lend to Sealright, during the period from the effective date of this Agreement to the termination of the Revolving Credit, such amounts (in integral multiples of $100,000) as Sealright may from time to time require by notice to the Bank (the Revolving Credit ). Any Loans in excess of $5,000,000 shall require three (3) business days written notice from Sealright; any permitted oral notice under this Article 2 shall be confirmed in writing within twenty-four (24) hours. Each Loan will be made at the Bank s office by recording the amount thereof on the Promissory Note (as defined in Section
          2.2. below) and by crediting the amount thereof to the general account of Sealright with the Bank. The proceeds of each such Loan shall be applied only as provided in Section 2.5 below.

               Subject also to all of the terms and conditions of this Agreement, and so long as there shall exist no Default, the Bank will issue from time to time for the account of Sealright one or more letters of credit; provided, however, the aggregate exposure under all outstanding letters of credit plus the aggregate outstanding principal amount of all Loans under the Revolving Credit shall at no time and in no event exceed the maximum amount which may be outstanding under the Revolving Credit. Letters of credit will be issued on any business day on or after the date hereof provided, however, that the maturity of any letter of credit issued hereunder shall be no later than one (1) day prior to the date the Revolving Credit shall terminate as provided herein. Sealright may from time to time request a letter of credit by providing a notice to the Bank which is actually received not later than 3:00 p.m. (Kansas City time) on the first business day prior to the requested issuance for such letter of credit. Such notice shall specify (a) the amount of the requested letter of credit, (b) the beneficiary thereof, (c) the requested issuance date and (d) the principal terms of the text for such letter of credit. Each letter of credit will be issued by the Bank by forwarding such letter of credit as directed in writing by Sealright. In connection with the issuance of any letter of credit, Sealright shall execute and deliver to the Bank any customary letter of credit application forms generally required by the Bank.

               If and to the extent a drawing is at any time made under any such letter of credit, the Bank shall immediately notify Sealright of such draw and Sealright shall immediately elect whether the LIBOR Rate shall apply to the advance made to pay such draw. In the event the LIBOR Rate is selected, until the prior notice period for electing the LIBOR Rate as set forth in Section 2.4 has expired, the applicable interest rate shall be the rate for prime based borrowings set forth in Section 2.4 of the Credit Agreement. In the event no advance may be made to the Borrower on the Revolving Credit, the Borrower shall pay to the Banks the amount of the draw upon demand and interest shall accrue on the amount of the draw at the rate for prime based borrowings set forth in Section 2.4 of the Credit Agreement, from the date the draw was paid by the Bank until the amount of the draw is paid by Sealright.

               This Agreement shall supersede any terms of any letter of credit applications or other documents which are irreconcilably inconsistent with the terms hereof or thereof. Sealright agrees to pay to the Bank letter of credit fees equal to three-eights of one percent (3/8%) of the face amount of each letter of credit, subject to a minimum fee in each case of $150.00."
          3. All provisions of the Credit Agreement not expressly amended hereby shall remain in full force and effect as if this Amendment had not been executed.

          4. This Amendment shall be effective from and after the date hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this
Fourth Amendment to Credit Agreement as of this  7  day of
     April       , 1997.SEALRIGHT CO., INC.





By   /s/John T. Carper
     Name: John T. Carper
     Title: Senior Vice
             President/Chief
             Financial Officer

UMB BANK, n.a.




By /s/ David A. Proffitt
       Name: David A. Profitt
       Title: Senior Vice
               President